As filed with the Securities and Exchange Commission on April 6, 2005

Commission File No.: 333-120908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

AMENDMENT NUMBER THREE

Registration Statement

under the

Securities Act of 1933

GLOBAL MUSIC INTERNATIONAL, INC.

(Name of small business Issuer as specified in its charter)

FLORIDA	7380	20-1354562
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

20 Old Stagecoach Road, Redding, Connecticut 06896 (203) 938-1900

(Address and telephone number of principal executive offices and principal place of business)

Richard P. Greene, 2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, FL 33304 (954) 566-6141

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the Commission declares this Registration Statement effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	20,300,000 shares (1)	$.25	$5,075,000.00	$597.33
Common Stock	1,107,000 shares (2)	$.25	$276,750.00	$32.57
Total	21,407,000 shares			$629.90

(1)	Registered founders shares.

(2)	Registered for resale on behalf of selling shareholders

(3)	The proposed offering price per share of $.25 is only until a market of the Company’s common stock develops, it ever.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Prospectus dated April 6, 2005

PRELIMINARY PROSPECTUS

GLOBAL MUSIC INTERNATIONAL, INC.

21,407,000 Shares Common Stock

We are going to register 21,407,000 shares of our common stock for shareholders of our company (see “Selling Shareholders”). Prior to this registration, there has been no public market for our securities; however, upon completion of this registration, we intend to become listed on the OTC Bulletin Board. There is currently no market for the shares and, accordingly, there is no fixed price at which the shares will be offered. Once a market has been established, the price of the shares will be at the market. We believe the shares will begin trading in the range of $.25 per share based upon the fact that shares sold in the private placement were sold at $.25 per share. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. (SEE “RISK FACTORS” COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.) THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is                     , 2005

Index to Financial Statements

Financial Statements

i

PROSPECTUS SUMMARY

The Company

We are a Florida corporation doing business as Independent Music Network, which was formed for the purpose of operating in certain segments of the entertainment industry. We are currently webcasting our program which consists of music videos of unsigned artists/bands from around the world through our website www.IMNTV.com. We intend to continually improve the content and quality of our programming on our website and to focus primarily on reaching agreements to provide our website’s music video content to platform providers and telecom companies for mobile broadcast to consumers. Telecom companies deliver programming to consumers by way of cell phone or similar device through compression and encoding of content. (See “Business of the Company.”)

We intend to generate revenue from two sources only at the present time:

(1)	Enter into agreements with telecoms for our video content only on a revenue sharing arrangement for subscription based cell phone users

(2)	Enter into agreements with platform providers for our video content who have existing contracts with telecom companies to provide various forms of programming to the telecoms.

We obtain our website content from our website viewer base. We are not obligated to pay compensation to artists from whom content is obtained. We have created commercials which are broadcast within our video programming, approximately 15 times per hour soliciting submission of music videos.

We have and are adding new video content every two weeks. The content comes from submissions from our viewership, both with new registrations and from previous bands and artists who submit new videos through our website.

This prospectus includes shares of common stock that may be offered by certain selling shareholders. Our common stock is not currently trading, however, we intend to have our shares trade on the OTC Bulletin Board upon completion of this registration.

We will not receive any funds from the distribution of the shares of common stock offered by this prospectus since only shares of common stock held by existing shareholders are being registered hereby. The shares may be offered in transactions on the OTC Bulletin Board once we have completed the listing process. The shares may be offered in negotiated transaction, or through a combination of such methods of distribution at prices relating to prevailing market prices or at negotiated prices. No commissions or discounts are being paid or allowed in conjunction with this distribution.

To date, we have received no revenue from operations and ($81,254) represents our net losses since inception and through December 31, 2004. Our auditors have issued a going concern opinion in our October 31, 2004 financial statements. Corinne Fallacaro, who is our President, CEO, Director and largest shareholder, is the holder of a promissory note in the principal amount of $1,500,000 that is secured by all of our assets and that is payable on demand which could result in the forfeiture of any monies paid into the Company. Ms. Fallacaro sold the Company various assets to be utilized to webcast the Company’s programming in exchange for the $1,500,000 promissory note. Prior to the purchase, the assets were assessed for impairment and written down to fair value, which was determined to be $114,500.

The fair value was determined by quoted market prices for similar assets. The difference between the fair value of the assets purchased and the note payable was recorded as a dividend totaling $1,385,500. (See “Financial Statements.”)

Our goal is to negotiate contracts with various companies that can provide our content to wireless providers who in turn would make our website’s music video content available to wireless users on a subscription basis. Presently, we have entered into an agreement with RealNetworks, Inc. (“RealNetworks”) whereby RealNetworks will serve as a platform provider for the Company’s programming which consists of 24/7 independent music video content of all genres from around the globe. The Agreement is for a term of 12 months and may be extended for additional one year terms. We have also entered into a Content License Agreement with Midsoft Technology Co., Ltd. (“Midsoft”) whereby Midsoft will distribute our programming in China where there are more than 300 million mobile phone subscribers. Midsoft has service agreements with China Mobile and China Unicom in 18 Chinese provinces and is one of 45 companies authorized to do business nationally. Pursuant to the agreement, Midsoft will provide fulfillment and customer support services. Midsoft will also be able to create, sell and market bundles which include our programming provided they use the IMNTV™ platform only.

We continually add new music content to our website from amateur artists to supplement existing content. All artists must execute a license agreement which, when executed, grants during the term of the agreement Independent Music Network the worldwide non-exclusive right to use the licensed work, without limitation, for broadcast on IMNTV.com or any channel which includes IMNTV™ content.

Our present use of funds is approximately $5,900 per month which is comprised of accounting fees, legal fees, website maintenance, technical support and general office expenses which would allow us to operate for approximately two years without the infusion of additional capital. Since we have been able to obtain a contract to provide our website content to a wireless provider, we anticipate that we will incur additional expenditures of $30,000 for the acquisition of additional equipment which will increase our monthly expenses to $8,400 per month which would allow us to operate without any revenues for approximately two years. However, in the event Corinne Fallacaro makes demand on her note, all monies would be forfeited to her and we would cease operations. As of December 31, 2004, we have available funds of $227,785 with $12,500 in current payables.

SUMMARY FINANCIAL DATA

The following summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” and the financial statements and related notes of Global Music International, Inc., appearing in this Prospectus beginning on page F-1. The selected financial data was derived from our audited financial statements as of October 31, 2004 and for the period from July 1, 2004 (inception) through October 31, 2004.

Selected Statements of Operations Data

October 31, 2004
Revenues	$—
Interest expense	22,500
Depreciation expense	12,722
General and administrative expenses	2,882
Net loss	$(38,104)

Selected Balance Sheet Data

October 31, 2004
Current assets	$265,762
Total assets	367,540
Current liabilities	1,568,963
Total Stockholders’ Deficiency	$(1,201,423)

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed and in such case you may lose all or part of your investment.

You could lose all of your investment if we do not remain a going concern.

Arbitrary offering price means we have no information to support the price of our shares

The shares being registered hereby will be sold at the prevailing market price if and when the shares are traded in the open market. Since the offering price bears no relationship to assets, book value, net worth, earnings, actual results of operations or any other established investment criteria, the offering price set forth in the cover page of this prospectus should not, therefore, be considered an indication of actual value of our securities.

We rely on our senior management and will be harmed if any or all of them leave

Our success is dependent on the efforts, experience and relationship of Corinne Fallacaro and Christopher Mauritz. If any of these individuals are unable to continue in their role, our business would be adversely effected as to its business prospects and earnings potential. We do not currently carry any insurance to compensate for any such loss.

There are many competitors in our market and we may not be able to effectively compete against them

The business of marketing music video products is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. In addition, the market is highly sensitive to the introduction of new products that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon its successful introduction and consumer acceptance of new products.

We are a development stage company which means our operations may not be successful

We were incorporated in July 2004 and although we have certain assets, we have not executed our business model and are considered to be in the development stage. Our ability to maintain and achieve profitability is dependent on the execution of our business plan to generate cash flow to fund future growth. There can be no assurance that our results of operations or marketing strategy will prove successful.

We have no public trading market for our securities

Although we intend to complete a public registration of our securities, there is currently no public market for our securities. We have never been nor are we currently subject to the periodic filing and reporting requirements of the Securities Exchange Act of 1934. Accordingly, prospective investors are cautioned that there is no available public information about our financial status and operations.

If we are unable to obtain additional capital, we may have to curtail or cease operations

We expect that we will need to raise funds in two years in order to meet our working capital requirements. At present, we believe that we can continue operations for a period of approximately two years based upon our present monthly use of funds that were raised from shareholders in a private placement. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available to us, we may have to curtail or cease operations in two years, which would materially harm our business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We have no operating history that makes an evaluation of our business difficult

Our lack of operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenues or results of operations. Our business model, and accordingly our revenue and income potential, is new and unproven. In addition, we are subject to risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets.

We have a new and unproven business model and may not generate sufficient revenues for our business to survive or be successful

Our business model is based on the commercial viability of a web site devoted to the broadcast of music videos of amateur and professional artists. In order for our business to be successful, we must not only develop services that directly generate revenues, but also provide content and services that attract wireless and cable providers who will contract with us to air our website. Our business model assumes that wireless operators and cable providers in many markets will air our music video programming and that we anticipate we will be able to generate significant revenues through subscription per subscriber payments where wireless operators will pay us a monthly subscription payment for access to our program content. Each of these assumptions is unproven, and if any of the assumptions is incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability. At the present time, we have no contracts, arrangements or agreements with either wireless or cable providers.

We have no operating history and expect to incur losses in the future

We have no operating history and have generated no revenues. We have not achieved profitability and expect to incur losses for the foreseeable future. We expect those losses to increase as we continue to incur expenses to develop our products and services. We believe that our business depends on our ability to significantly increase revenues and to limit our operating expenses. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels appropriately, we may never be able to achieve profitability.

Our future operating results are likely to be volatile and may cause our equity value to fluctuate

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors which may cause our revenues and operating results to fluctuate include the following:

•	the willingness of wireless companies to broadcast our programming;

•	market acceptance of our music video programming on our web site;

•	the timing and uncertainty of sales cycles;

•	new services offered by current or future competitors; and

•	general economic conditions, as well as economic conditions specific to the music industry.

We are subject to all of the risks and uncertainties associated with the entertainment industry, all of which may have an adverse impact on our business and results of operations

Our future operating results will depend upon numerous factors beyond our control, including the popularity, price and timing of programming and special events being released and distributed, national, regional, and local economic conditions, changes in demographics, the availability of alternative forms of entertainment, critical reviews and public tastes and preferences, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to relatively rapid changes in consumers’ tastes and preferences, our business and operating results will be adversely affected.

Funds are not and may not be available to pay demand note

We have issued a promissory note to our President, Corinne Fallacaro, in the amount of $1,500,000. The note bears interest at 6% per annum and is payable upon demand. Further, the note is secured by all of our assets. Ms. Fallacaro sold the Company various assets to be utilized to webcast the Company’s programming in exchange for this $1,500,000 promissory note. Prior to the purchase, the assets were assessed for impairment and written down to fair value which was determined to be $114,500. The fair value was determined by quoted market prices for similar assets. The difference between the fair value of the assets purchased and the note payable was recorded as a dividend totaling $1,385,500. The board of directors, which consisted of Corinne Fallacaro and Chris Mauritz, determined the value of the note as follows:

Our assets, which we purchased from Corinne Fallacaro, were formerly owned by Falcon Entertainment Corp. (“Falcon”). These assets were pledged by Falcon as security pursuant to a Security Agreement for the payment of a $700,000 promissory note that was payable to James and Corinne Fallacaro. The note was subsequently assigned to Corinne Fallacaro. The assets were acquired by our President, Corinne Fallacaro, in January 2001 after Falcon defaulted on a $700,000 promissory note dated October 3, 2000, by virtue of the provisions contained in the Security Agreement and pursuant to the various provisions of the Uniform Commercial Code of Connecticut. Prior to the $700,000 note, Corinne and James Fallacaro loaned Falcon $500,000 and a demand unsecured note was issued (of which there was $393,834 due as of the date the assets were acquired) in 1997, $125,000 in 1999 for which a demand note was issued and an additional $273,000 from November 2000 through January 2001. In addition, Falcon owed $250,000 of unpaid compensation to James and Corinne Fallacaro. In total, Corinne Fallacaro was owed $1,491,834, excluding unpaid salary, plus unpaid accumulated interest. The board of directors considered each of these factors in determining the value of the note. In the event demand is made for payment of the note, there can be no assurance that we will have the funds to pay the note and accrued interest. Failure to pay the note on demand may cause us to forfeit all of our assets. At the present, if the demand were made, we could not satisfy the note.

There may be claims made against our assets which we acquired by virtue of a default

Our assets, which we purchased from Corinne Fallacaro, were formerly owned by Falcon Entertainment Corp. (“Falcon”). These assets were pledged by Falcon as security pursuant to a Security Agreement for the payment of a $700,000 promissory note that was payable to James and Corinne Fallacaro and which was subsequently assigned to Corinne Fallacaro. The assets were acquired by our President, Corinne Fallacaro, in January 2001 after Falcon failed to pay funds loaned to them by Corinne Fallacaro and defaulted on a $700,000 promissory note dated October 3, 2000, by virtue of the provisions contained in the Security Agreement and pursuant to the various provisions of the Uniform Commercial Code of Connecticut. Because there was no judicial determination as to the validity of the transfer of title of the assets to Corinne Fallacaro, there can be no assurance that shareholders of Falcon or creditors will not assert any claims which challenge the validity of the transfer of assets. Both creditors and shareholders may assert claims that the assets were transferred to an interested party without sufficient consideration and seek to rescind the transfer. However, no claims have been asserted in the four years since the assets were transferred. In the event such a challenge was successful, our operations would be severely impaired.

Current or future government regulation may add to our operating costs.

We may face unanticipated operating costs because of the current uncertainty surrounding potential government regulation of the Internet, e-commerce, wireless and cable use. We believe that we are not currently subject to direct regulation of our current and expected activities, other than regulations generally applicable to businesses. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. Complying with new regulations would increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could have a material adverse impact on our business and operations.

If we fail to attract new artists for our music web site, we may not be able to attract wireless operators and cable providers

Our success depends upon our ability to attract wireless operators and cable providers to enter into arrangements with us to broadcast or disseminate the music video content currently webcast on our website to the consumers and viewers. If we do not continually augment and improve our music and video content with new amateur and professional artists, we will not be able to attract or maintain wireless operators and cable providers. Since our revenue is anticipated to be derived from subscription fees paid by wireless customers and advertising obtained in cable broadcasts, unless we can attract and maintain these relationships we will not be successful.

If we do not attract loyal support from our targeted viewing audience, our business will be adversely affected

Our business plan is predicated on our company attracting active and loyal support from the community of music fans that have an interest in independent music. There can be no assurance that there will be significant support from our anticipated viewership segment or that sufficient public acceptance of our programming will enable us to operate profitably.

Delivery of our content via the internet may be interrupted due to systems failures, natural disasters or other causes

We are subject to the risk that delivery of our services via the Internet may be interrupted as a result of satellite failure, communications and/or network equipment damage caused by natural disasters such as earthquakes and fires, hardware failures, increased stress on communications and/or network hardware, local power losses or other telecommunications failures and/or capacity constraints on us or our vendors’ or suppliers’ hardware. Any such interruptions may cause us to lose viewers and, accordingly, may adversely affect our business and results of operations.

Our failure to provide our content to wireless operators and potential future cable providers will impair our business and our ability to earn a profit

Our business model depends on our ability to establish and maintain business relationships with wireless operators and potential future cable providers. The business relationships with wireless providers would allow our company to provide program content to these operators for the purpose of selling subscriptions to their consumer base and providing revenue to our company based upon the number of subscribers obtained. The business relationships with cable providers, if established, would allow our video and music content as contained on our website to be broadcast through various networks with revenue to be recognized through advertising. Failure to attract and enter into these relationships will result in our company not achieving revenues resulting from the implementation of our business model.

The holdings of our controlling stockholder may limit your ability to influence the outcome of director elections and other matters subject to a stockholder vote, including a sale of our company on terms that may be attractive to you

Corinne Fallacaro, our president and chairman of our board of directors, currently owns approximately 79% of our outstanding common stock. Ms. Fallacaro’s stock ownership and management positions enable her to exert considerable influence over us, including the election of directors and the approval of other actions submitted to our stockholders. In addition, without the consent of Ms. Fallacaro, we may be prevented from entering into transactions that could be viewed as beneficial to other stockholders, including a sale of our company. This could prevent you from selling your stock to a potential acquiror.

If the selling shareholders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease

It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility thereof, may have a depressive effect on the future market price of our common stock.

If our stock trades at a relatively small volume, shareholders may not be able to sell their shares without depressing the market price of the shares

If a market for our common stock is established, it may be possible that a relatively small volume of shares will trade on a daily basis. A small volume is indicative of an illiquid market. In the event there is a relatively small volume of shares being traded on a daily basis, shareholders may be unable to sell their shares without causing a depressive effect on the price of our common stock.

Forward-Looking Statements

Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not derive any proceeds from the sale of the shares by the selling shareholders.

BUSINESS OF THE COMPANY

Background

Global Music International, Inc., a Florida corporation doing business as Independent Music Network, was formed on July 1, 2004 for the purpose of operating in certain segments of the entertainment industry which webcasts programming content which consists of music videos of unsigned artists and bands from around the world over our web site at IMNTV.com 24/7. The content consists of 637.5 hours of continuous looped music, 510 hours of music videos and 127.5 hours of commercials. The artists who appear on our website are not compensated by us for their submissions. We also have the right to display their content on our website and to utilize the content for third party broadcast to consumers without providing compensation to artists or bands. To date, we have no revenues from operations which consist of webcast programming on the IMNTV™ website. Our current burn rate of available capital should support operations for the next 24 months. We intend to accomplish the following:

•	Continually improve the content and quality of our programming which is ongoing at the present time. We receive the content at no cost to us..

•	Generate revenue by entering into agreements with telecom companies and/or platform providers on a subscription basis. Telecom companies are responsible for broadcast of programming and all billing to the subscription service. Payment is generally made to content providers or the platform provider on a quarterly basis along with a usage report for the number of subscribers.

•	We have entered into an agreement with RealNetworks, Inc. to act as a platform provider and marketing partner.

•	We have entered into an agreement with Midsoft Technology Co., Ltd. to distribute our content in China.

In addition to the risk factors set forth herein, additional obstacles which we may encounter in launching our business model are as follows:

1. The contracts for mobile phone broadcast which are currently with RealNetworks, Inc. and Midsoft Technology Co., Ltd., may not be performed thus delaying or preventing our launch.

2. If we do launch, our target market may not be receptive to our business and may not subscribe to our programming.

3. Potential subscribers to our programming may not be willing to pay the monthly subscription price and, further, may not sustain the monthly subscriptions for any prolonged period of time.

4. Platform providers or telecom companies may not carry our programming if we fail to meet their standards pursuant to our contract.

5. We may be unable to enter into new contracts with other platform providers or telecoms for our programs if our program content does not meet their quality standards or if our pricing structure is not acceptable.

Industry Background

We believe that the market for music videos and music programming has grown significantly since the introduction of MTV in 1981. Music enthusiasts are now able to view musical genres ranging from country to rock to rap to salsa on cable television.

Our research indicates that the amateur music industry has experienced a significant growth phase. According to a Gallup Organization of Princeton, N.J. survey conducted in 2003, which was commissioned by the International Music Products Association (“NAMM”) and published in Music USA 2004 International Edition, more than one-half of households (54%) have at least one person who plays a musical instrument which represents the highest figure since this study began in 1978. Also, in 48% of all U.S. households, two or more persons play a musical instrument which is up from 40% in 2000. It is interesting to note that according to this survey the highest percentage of musical instruments are owned by households with college graduates and incomes over $45,000 per year. Additionally, as noted in the survey, over 50% of households in 2003 owned at least one musical instrument compared to 43% in 1997.

Our business model is designed to give music enthusiasts the opportunity to find music that they would otherwise never see or hear. It also gives amateur artists the opportunity to make their work available to the rest of the world. No one will make the decision whether your material is good enough for the general public; the general public will make that decision for themselves. We have not conducted any studies which indicate whether or not the general public will be receptive to hearing music recorded by unscreened talent.

The competitive environment for the Company’s contemplated business operations for wireless cellular broadcast is unclear since the market is relatively new and just beginning to define itself. This is based on the fact that wireless phone manufacturers hadn’t developed and sold cell phones that had the capability to download large amounts of data and prior to 2002 had not produced video capable cell phones in large numbers or at a price point to have a large portion of their normal user base buy them. In addition, telecoms did not have enough broadband available to them for broadcasting at that level. The first carrier in this country – Sprint – began broadcasting video content to its users in November 2003 with Mobitv as its platform provider with a live and taped feed of news and music. Since then, the other large carriers have been analyzing the value of adding video to their product line for their users. At present, AT&T/Cingular and Verizon in this country have announced plans to broadcast certain TV channels which include ABC, Fox, NBC and CNN Sports. In January 2005 at the Consumer Electronics Show, Viacom, MTV and VH1 announced that they had signed an agreement to have the talk show and series content broadcast on some carriers.

Additionally, since 2002, the phones capable of providing video screens and enough memory to broadcast it have exceeded 600 million globally and in China alone there are over 300 million. Motorola, Samsung and Nokia are three of the largest manufacturers of the cell phones with all the capabilities at present. The price points make them available to virtually all users of cell phones as most of the new phones are given away free by the telecom companies with the signing of a two year agreement to stay with the same carrier.

There are a limited number of wireless carriers in the world. There are two methods by which a content provider can provide content such as that contained on our website to a wireless carrier. The content provider can negotiate directly with the carriers or with platform providers which are companies which create and provide the underlying applications to provide video streaming video service over wireless networks. We have been in discussion with both wireless carriers and content providers.

We have not established a presence in the entertainment sector at this time. Companies such as Viacom and Sony have the program content and greater capital resources to compete with the business of our Company. Other competitors include small independent websites and local music channel companies.

We intend to leverage our wireless contracts, if any, to be able to provide our content on cable. Although costs are approximately $100 to $350 per hour for lease access time slots on cable, we anticipate being able to leverage our wireless contracts to achieve better terms for potential cable agreements but there are limited spaces on large cable operator systems.

We face intense competition for a finite amount of consumer discretionary spending from numerous other entertainment companies and other businesses in the entertainment industry including television networks such as MTV and VH1, major recording companies such as Sony, Time Warner, Universal and EMI, and a wide variety of music- and entertainment-related web sites. All of these businesses have substantially greater resources, histories of attracting and retaining talent, obtaining properties and hiring key employees.

There are a number of cable television channels already on the market that offer music entertainment to their viewers. These channels are backed by large organizations that have more resources than we do. We would compete, directly and indirectly, with these and other channels for viewers, consumers, content and service providers. To be competitive, we must enhance our services and content on a timely and cost-effective basis. There can be no assurance that we will be successful in attracting viewers or adapting our program to user requirements or emerging industry standards. There can be no assurance that our music videos program will gain the exposure required to generate significant market interest or that we will be able to compete successfully.

IMNTV™ must compete for a limited amount of broadcast space on cable television systems with a large number of well-established programmers supplying a variety of alternative programming We do not know how many cable televisions systems have channels available for, or any interest in, programming featuring independent music interests. Accordingly, we cannot assure you that we will be able to secure channel space in a large number of markets or be able to expand our operations

We will compete with various forms of entertainment which provide similar value, including movies, video and audio cassettes, broadcast television, cable programming, special pay-per-view events, sporting events and other forms of entertainment which may be less expensive or provide other advantages to our targeted viewers. There can be no assurances that other companies are not developing or will not seek to develop similar programming. If our program is successful, it is possible that other companies may seek to enter or capitalize on such a market and compete directly with us. Many of these companies may have substantially greater financing, personnel, technical and other resources than we do and may have well-established reputations for success in the development, promotion and marketing of entertainment events. There can be no assurance that we will be able to compete successfully with these other entities.

Our future operating results will depend upon numerous factors beyond our control, including the popularity, price and timing of programming and special events being released and distributed, national, regional, and local economic conditions, changes in demographics, the availability of alternative forms of entertainment, critical reviews and public tastes and preferences, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to relatively rapid changes in consumers’ tastes and preferences, our business and operating results will be adversely affected.

Our business model is based on the commercial viability of video content devoted to the broadcast of music videos of amateur and professional artists submitted from around the world. In order for our business to be successful, we must not only develop services that directly generate revenues, but also provide content and services that attract consumers to our web site. Each of these assumptions is unproven, and if any of the assumptions is incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability.

A significant element of our strategy is to build a loyal community of members on our web site because we believe community features help retain actively engaged users. If we are not successful in developing such a community, then it may be more difficult to increase the size of our audience.

We also will in part rely, however, we are not dependent on establishing and maintaining relationships with high-traffic web sites to increase our audience. At the present time, we are listed or linked to over 30 websites that we are aware of where a user of the site can click on the link for IMNTV™ and are either directed to our website or linked directly to our music video programming. We incur no expense and have no agreements in place and do not expect to incur expenses for placement on these sites.

Methods of Competition

The methods of competition are similar for all content providers for wireless broadcast on cellular phones—you either contact the carrier or platform provider and direct them to the site to view the content or you are contacted by them to submit your content for review and determination. A platform provider is a company that has existing agreements with the telecoms to provide content in the proper format for delivery of the show. A platform provider would have the technology to compress the content to meet telecom requirements for broadband and have the ability to deliver that content directly to the users. Examples of providers are Real Networks, Idetics/Mobitv Truvideo which currently have content on Sprint, AT&T/Cingular and Verizon.

•	Wireless carriers determine what type of content they would like to place in their channel offering for their user base

•	They make a unilateral decision which is predicated on the quality of the content, originality of the content, and the brand name of the content

•	Costs associated with licensing content are agreed upon. Such costs generally include an upfront licensing fee and a percentage of revenues received from operations.

Plan of Operation

Our plan of operation for the next 12 months will be the continued design and development of our web site for the purpose of airing music videos submitted by independent artists and bands from around the world at no cost to the Company for the content. After the videos are screened for acceptable broadcast content, and they are professionally packaged and edited, they are webcast on IMNTV.com 24/7. We also plan during this 12 month period to continue to negotiate with platform providers and telecom companies to reach agreements to air our music video content. We have entered into an agreement with a platform provider and marketing partner as well as a distributor which has entered into service agreements with China Mobile and China Unicom. The distributor will provide fulfillment and customer support as well as distribution, hosting and promotional services related to our programming.

Presently we are in discussions with both platform providers and telecoms directly for the purpose of contracting to air our music video programming to telecom providers. After having viewed our music video content, they have contacted us and we are currently in discussions with several of both telecom and platform providers. We have entered into an agreement with RealNetworks, Inc. whereby RealNetworks will serve as a platform provider and marketing partner for the Company’s programming which consists of 24/7 independent music video content of all genres from around the globe. The Agreement is for a term of 12 months and may be extended for additional one year terms.

We have also entered into a Content License Agreement with Midsoft Technology Co., Ltd. (“Midsoft”) whereby Midsoft will distribute our programming in China where there are more than 300 million mobile phone subscribers. Midsoft has service agreements with China Mobile and China Unicom in 18 Chinese provinces and is one of 45 companies authorized to do business nationally. Pursuant to the agreement, Midsoft will provide fulfillment and customer support services. Midsoft will also be able to create, sell and market bundles which include our programming provided they use the IMNTV™ platform only. “Bundles” is defined as any version of the Mobile Product that includes IMNTV™ content bundled with any other product or service. Midsoft will also provide hosting and promotional services as well as all programming to facilitate connection of the content delivery platform to local territory wireless networks. During the 12 month term of the agreement, which may be extended on the same conditions for additional one-year terms if both parties agree, Midsoft will have a non-exclusive license to utilize our programming within China. They will also have the right to utilize all logos and marks in marketing the product and we will be responsible for creating and maintaining our programming content. We will receive a quarterly royalty of 60% of net subscriber revenue after carrier revenue share for the subscription-based services broadcasting our content only and 50% of net subscriber revenue after carrier revenue share for subscription services which include other content providers delivered on the IMNTV™ supplied content delivery platform. Either party may terminate the agreement at any time in the event of a material breach by the other party that remains uncured after thirty (30) days written notice of the breach.

The following is an estimate of the royalty income we expect per subscriber as a result of each of our current agreements:

Midsoft:

Pricing per month per subscriber: US $2.50

Telecom receives 50%: US $1.25

IMN receives 60% of US $1.25 or US $.75 per subscriber

RealNetworks:

Pricing per month per subscriber: US $4.95

Telecom receives 50%: US $2.48

IMN receives 25% of US $2.48 or US $.62 per subscriber

Through the IMNTV.com web site, artists are able to obtain information as to the IMNTV™ video submission process. Each artist or band that submits an acceptable video is listed on the IMNTV.com web site through which simultaneous streaming music videos of various performances by other artists may be heard and other related information may be displayed. There is no charge for submissions by artists and there is no charge to consumers to view programming content on our website. We do not generate revenues from our website and will only generate revenues from contracts entered into with platform providers and telecom companies.

Our programming content is webcast giving consumers access to a wide range of independent music video programming. Consumers can access the website where they can view our program content which includes many different musical genres from around the world.

We are presently targeting large regional telecoms such as Sprint, Verizon, AT&T and Cingular in the United States. Outside the United States we are targeting

Vodaphone and China Telecom. The manner in which we can deliver content to telecom companies or platform operators is as follows:

1. For continuous program streaming, the telecom company can obtain the content directly from our servers via file transfer protocol (“FTP”)

2. We also have the ability to deliver single video by FTP should a video on demand format be desired by the telecom company.

3. Content can also be delivered by DVD.

Continuous program streaming refers to the company’s video stream of content currently available on the IMNTV.com website. From a consumer’s standpoint, this stream has the appearance of a live video broadcast. A quick Google search of “streaming video” provides the following definition:

A sequence of “moving images” that are sent in compressed form over the internet and displayed by the viewer as they arrive. Streaming media is streaming video with sound. With streaming video or streaming media, a web user does not have to wait to download a large file before seeing the video or hearing the sound. Instead, the media is sent in a continuous stream and is played as it arrives. The end user needs a player which is a special program that decompresses and sends video data to the display and audio data to speakers. A player can be either an integral part of a browser or downloaded from the software maker’s website. Streaming video is usually sent from prerecorded video files, but can be distributed as part of a live broadcast “feed”.

The streaming media player currently supported by IMNTV™ is the Real Networks Realplayer application. In addition to streaming a video feed directly to a consumer, one can also stream the content to another server. It is the company’s intention to use this method to distribute content to its distribution partners.

The file transfer protocol or “FTP” is defined as:

A very common method of moving files between two Internet sites. FTP is a way to login to another Internet site for the purpose of retrieving and/or sending files. There are many Internet sites that have established publicly accessible repositories of material that can be obtained using FTP, by logging in using the account name “anonymous”, thus these sites are call “anonymous ftp servers”. FTP was invented and in wide use long before the advent of the World Wide Web and originally was always used from a text-only interface.

FTP is to be used as a method to transfer video assets to the company’s distribution partners only. This will happen only in cases where the partners cannot or will not use a streaming video feed from IMNTV™. The partners will then use those assets to stream video content to the subscribers.

Lastly, if a distribution partner cannot use a streaming video feed or the ubiquitous FTP protocol to receive IMNTVs™ content, IMNTV™ can do things the “old fashioned way” and send the partner physical media such as video tapes or DVDs of the content to be distributed. It is not the company’s intention to distribute physical media of any kind to end users or consumers.

These content delivery methods allow telecom companies and platform providers to encode and compress the content for broadcast within their respective broadcast regions. The telecom companies are responsible for the broadcast of the program and all billing for the subscription service. Payment is generally made to the content providers or the platform provided on a quarterly basis along with a usage report for the number of subscribers.

Historical Information About Our Product

Although our Company is a newly formed start-up company, we have purchased various assets which we believe will assist us in meeting our business objectives. The assets include the IMNTV.com web site, Trademarks which include IMNTV and GET HUGE, several hundred hours of program content including the master tapes of submitted music videos, servers, computers and editing programs, graphics packages formatted to integrate with the music videos and 12 video commercials embedded in our video programming.

The various assets which we acquired can be broken down into four different categories as set forth below:

GROUP 1:

•	24/7 program content – the music video programming consisting of 15 videos per hour (3 minutes each), 15 minutes per hour of commercials and graphics

•	Programs, graphics and commercials - the commercials were produced and edited by RDA International, an advertising agency, and Sony and include:

• Grand Finale	:30
• Jukebox hero	:30
• Hey Mickey	:30
• Beatbox	:15
• Jukebox hero	:15
• Hey Mickey	:15
• Diner	:15
• Grand Finale	:45
• Jukebox hero	:60
• Hey Mickey	:60
• Grand Finale International	:30
• Jukebox International	:30
• Hey Mickey International	:30

•	Our programs and shows consist of approximately - 637.5 hours of continuous looped music video show (IMNTV™) streaming on the website 24/7 consisting of:

•	510 hours of music videos (average 15 per hour)
•	127.5 hours of commercials and IMN graphics (average 15 per hour)
•	Total time per hour is average 45 minutes of video and 15 minutes interspersed into show with IMN commercials and ident graphics

•	Our graphics packages for shows - consists of 15 hours of master graphics prepared by Sony Studios. The masters are edited for 5 to 15 second segments for insertion into show and program
•	The IMNTV.com website – users can access programming and can submit their own music for webcast

•	Servers for the website – handle all aspects of website operation and program streaming

This category represents the entire broadcast content which is being shown and the servers applicable to this broadcast.

GROUP 2:

•	Editing computer stations – to complete final programming and commercials

•	Commercials – embedded into the broadcast requesting viewers for submissions of music video tapes (15, 30, 45, 60 seconds in length)

•	Graphics – multiple hours of computer graphics for insertion between music videos and commercials (15 to 20 second segments)

•	Inventory – consisting of old and new videos allowing content rotation to keep programming interesting and fresh

•	Multiple playback devices – mini DV players, VHS players, super VHS players allows conversion of original music tapes to digital or mpeg 4 format for encoding and playback on website for viewing

•	Master computers – to store all backup program content as well as new content for music videos only

The above category represents raw product that we access to produce new and edit-final broadcast content.

GROUP 3:

•	Trademarks – IMNTV™ and GET HUGE™ used to identify the show and website

•	IMNTV.com – web address

These assets are trademarks and the website address as opposed to actual site as reflected in Category 1.

GROUP 4:

•	Equipment and furniture – including several high speed computers with high quality color and black and white printers

These computers are used for storage and display for the transfer to editing of raw content and differ from the servers in Group 1 which, as set forth above, are used to broadcast content.

From January 21, 2001 until January 15, 2002, the assets were not used and all items were placed in a storage facility.

During the period from February 2002 until January 2003, the website and continued development of the content was updated twice in 2002. This included the editing of the content, adding new content and changing content. From February 2003 until August 2003, the site was taken off-line. The site was back online in August 2003 and we have continued editing and upgrading our program until the present.

During the time our President, Corinne Fallacaro, owned the assets, there was no revenue from operations and there were minimal expenses related to the site. In July 2004, the assets were placed into our Company where as of the date of this prospectus, there have been no revenues from operations, however, we are utilizing all of the described assets to meet our operational objectives as envisioned by our business plan.

Employees

We presently have two employees who are also officers and shareholders. The current employees have received no compensation and devote such time as is necessary for current operations. Neither employee has other employment outside of the Company. Staffing levels will be determined as we progress and grow. Our board of directors will determine the compensation of all new employees based upon job description.

Property

The Company’s executive offices are located at the home office of the Company’s President located at 20 Old Stagecoach Road, Redding, CT 06896. There is no rent on the office space which consists of approximately 2300 square feet and there is no intent to terminate the use of such space. We will seek to acquire additional office space based upon the needs of the business, when and if necessary.

Dividend Policy

For accounting purposes, the Company has recognized a dividend in connection with the difference between the fair value of the assets that were purchased from a Company officer/director and the amount of the related note payable for such purchase. However, we currently intend to retain any future earnings for use in the expansion of the business, and therefore do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Global Music International, Inc. (“Global”) was organized under the laws of the state of Florida on July 1, 2004 and is doing business as Independent Music Network through its program referred to as IMNTVTM. We intend to operate in certain segments of the entertainment industry providing continuous musical content.

We are currently webcasting our program which consists of music videos from artists and bands from around the world through our website, www.IMNTV.com. Our intent is to continue to develop our website for airing music videos submitted by various artists. Once we have completed our screening process to determine acceptable broadcast content by network broadcasting standards, we edit and package the product which may be webcast on IMNTVTM 24 hours a day. Our primary focus will be on reaching agreements to provide our content to wireless companies for mobile broadcast to consumers. We have no revenues from operations.

The content consists of 637.5 hours of continuous looped music, 510 hours of music videos and 127.5 hours of commercials. The artists who appear on our website are not compensated by us nor are they required to compensate us and we do not have to pay for their submissions. Further, we have the right to display their content on our website and to utilize the content for third party broadcast to consumers without compensation to the artists or bands.

Although we are a newly formed company, we have purchased assets to assist us in meeting our business objectives. The assets include the IMNTV.com website, trademarks, hundreds of hours of program content including master tapes of submitted music videos, servers, computers, editing programs, graphics packages which have already been formatted to integrate with music videos and 12 video commercials embedded in our video programming. IMNTVTM embraces all genres of music and promotes artistic expression based on its philosophy of letting the public decide whether or not to accept it. These assets as disclosed in our financial disclosure and, for accounting purposes, have a value of $114,500.

Our plan of operations for the next 12 months will be the continued design and development of our website to further implement our business model by giving consumers a wide range of independent music video programming. We do not intend to conduct any other additional product research and development nor do we intend to purchase any additional significant equipment at this time. In addition, we do not expect any significant changes in the number of employees.

Our current burn rate of available capital will support operations for at least the next 24 months. This consists of approximately $70,000 for accounting, legal, tech support, web maintenance and service equipment, travel, telephone and office supplies. An additional

$30,000 would be utilized for additional web equipment which would be required so we could fulfill our contract performance if we entered into wireless contracts. We would have an additional $100,000 in working capital reserve.

We have a working capital deficiency of $1,303,201 at December 31, 2004, have not earned any revenues and have incurred a net loss from our inception through December 31, 2004 totaling $81,254. These factors raise substantial doubt about our ability to continue as a going concern. We intend to improve the content and quality of our programming, expand the size and number of markets in which the programming content would be available, enter into sponsorship agreements and marketing partnerships, and enter into agreements with wireless telecommunication companies on a subscription basis and, if needed, raise additional capital sufficient to continue operations. We have entered into a platform provider and marketing agreement for the USA and Canada as well as a content license agreement whereby our programming will be promoted and distributed throughout China pursuant to the terms of the agreement. We believe we have sufficient capital for the next 24 months without signing any agreements. However, the note payable to Corinne Fallacaro, President of the Company, is due on demand. If Ms. Fallacaro were to call the note, we would be unable to meet the obligation. No assurance can be given that we will enter into agreements with wireless telecommunications companies, maintain our cost structure as presently contemplated, raise additional capital on satisfactory terms, or that Ms. Fallacaro will not demand repayment of the note. Should any of these events take place, we may be forced to seek a merger or cease operations.

In addition, we have entered into discussions with several telecommunications companies and other platform providers for the purpose of entering into agreements to utilize our music video programming on a subscription basis. We intend to leverage any such agreements to enter the U.S. and global cable markets. The purpose of the website also is to generate new content from the users to enable the Company to increase its programming at no cost to the Company for the content.

Results of Operations

For the Period from July 1, 2004 (Inception) through December 31, 2004

Since the Company was formed on July 1, 2004, it has not earned any revenues and has incurred a net loss since its inception of $38,104 through October 31, 2004 and $81,254 through December 31, 2004. Operations from the Company’s inception through December 31, 2004 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities.

Liquidity and Capital Resources

We are currently financing our operations from the proceeds from the sale of common stock offered pursuant to our private placement which was closed on October 31, 2004. We raised a total of $276,750 pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended.

The Company purchased various assets necessary to webcast it’s programming from the Company’s founder, who is its President/CEO and a director, in exchange for a $1,500,000 promissory note. Prior to purchase, the assets were assessed for impairment and written down to fair value, which was determined to be $114,500. The fair value was determined by quoted market prices for similar assets. The difference between the fair value of the assets purchased and the note payable was recorded as a dividend totaling $1,385,500.

During the period from July 1, 2004 (inception) through December 31, 2004, the President/CEO and director provided short-term working capital advances. Such advances are non-interest bearing and are payable on demand. Amounts due to the officer/director at October 31, 2004 and December 31, 2004 for such advances totaled $17,500 and $8,012, respectively. The total principal amount owed on demand to Ms. Fallacaro, including the note, is $1,508,012. Other than as set forth herein, no other advances have been made by the President/CEO to the Company.

New accounting pronouncements

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS 150 requires that those instruments be classified as liabilities in the statement of financial position. In addition, SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of certain entities. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no material effect on the Company’s financial statements.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No.51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of certain variable interest entities where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. The interpretation applies immediately to variable interest entities created after December 31, 2003 and applies in the first year or interim period beginning after December 15, 2004 to variable interest entities in which an enterprise holds a variable interest that it acquired before December 31, 2003. We do not have any ownership in any variable interest entities as of October 31, 2004. We will apply the consolidation requirement of FIN 46 in future periods if we should own any interest in any variable interest entity.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. SFAS 123 (revised 2004) requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Subsequent changes in fair value during the requisite service period, measured at each reporting date, will be recognized as compensation cost over that period. SFAS No. 123 (revised 2004) is effective in the first interim or annual period beginning after June 15, 2005.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our financial statements. The following represents a critical accounting policy that required us to exercise our business judgment or make a significant estimate:

Capital Assets/Impairment

The Company purchased various assets necessary to webcast it’s programming from the Company’s founder, who is its President/CEO and a director, in exchange for a $1,500,000 promissory note. Prior to the purchase, the assets were assessed for impairment and written down to a fair value which was determined to be $114,500. The fair value was determined by quoted market prices for similar assets. The difference between the fair value of the assets purchased and the note payable was recorded as a dividend totaling $1,385,500.

MANAGEMENT

Directors and Executive Officers

The following persons are members of our board of directors and executive officers in the capacities indicated:

Name	Age	Position
Corinne Fallacaro	47	President, CEO and Director
Christopher Mauritz	37	Chief Technology Officer, Vice President, Secretary and Director

CORINNE FALLACARO has been President and Chief Executive Officer since inception. She served as an officer and as a Director of Falcon Entertainment Corp. and Independent Music Network, Inc. from 1997 until February 2001. From February 2001 until July 2004, Ms. Fallacaro operated the IMNTV.com website and related business. From 1991 until 1996 she was also Vice President of CJS Holding, Inc., a private technology licensing company. She holds a Bachelor of Arts degree from Empire State College

CHRISTOPHER MAURITZ has been Chief Technology Officer since inception and Vice President, Secretary and Director since November 22, 2004. From March 2001 until June 2004, Mr. Mauritz handled all IT and editing for IMNTV.com working with Ms. Fallacaro. Mr. Mauritz served from 2000 to February 2001 as the chief IT officer of Independent Music Network, Inc. From 2000 to February 2001, he was Chief Technology Officer of Falcon Entertainment Corp. From June 1999 through February 2000, he served as the Chief Operating and Chief Technology Officer of Oven Digital, Inc. where he was responsible for the global expansion, infrastructure development, and the development of strategic corporate and sales relationships. From July 1998 through March 1999, Mr. Mauritz was the National Director for system administration and network engineering of Rare Medium Inc. (NASDAQ: RRRR). At Rare Medium, he was responsible for the evaluation of acquisition targets, the design and implementation of a nationwide intra-network and the design and implementation of the company’s’ and clients’ Internet server farms. From November 1997 through February 2000, he was a Network Engineer and member of the Board of Advisors for Net Exchange, Inc. where he was responsible for contributions to the architectural development of Net Exchange’s product, and the design and implementation of the company’s network. From June 1997 through June 1998, Mr. Mauritz was Network Engineer and Technical Sales Consultant at New York Net, Inc. (acquired by Verio, NASDAQ: VRIO) where he was responsible for assisting in the maintenance of a large regional network with multiple T3 backbone connections serving hundreds of leased line customers. From May 1996 through June 1997, he was Director of Marketing and Director of Internet Operations at IBS Interactive, Inc. (NASDAQ: IBSX) where he marketed leased line services, co-location, and web hosting services to corporate clients, oversaw Unix system design, administration, network design, and network security. From 1992 through 1997, Mr. Mauritz was the Founder and Chief Executive Officer of Mordor International, an early public access Internet provider in the New York metropolitan area. Mordor International was involved in the design and implementation of robust server farms and networks as well as consumer and corporate online access. Mr. Mauritz sold Mordor International to IBS Interactive (NASDAQ: IBSX) in May 1996. From November 1989 through May 1995, he held various positions in the Latin American Finance Group of The Long-Term Credit Bank of Japan, Ltd. where he was responsible for analyzing Latin American corporate finance transactions, debt restructuring, and loan portfolio management. Mr. Mauritz attended Columbia University’s School of Engineering and Applied Science and Columbia College.

The directors hold office until the next annual meeting of the shareholders and until their successor(s) have been duly elected or qualified.

Committees

There is currently no audit committee, however, the board of directors will form an audit committee at such time as there are at least two independent directors.

Executive Compensation

None of our executive officers have been paid any executive compensation in 2004. Although we have no employment contracts with any of our executive officers, the board of directors may elect to enter into employment agreements in the future.

Grants of Stock Options

No options were granted to our executive officers in 2004.

Compensation of Directors

We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our incorporation on July 1, 2004, we have authorized the issuance of 21,457,000 shares of our common stock. We have also issued a promissory note in the amount of $1.5 million to our President, Corinne Fallacaro. The note pays interest at 6% per annum and is payable upon demand and is secured by all of our assets. The promissory note was issued as consideration for the transfer of assets represented by a Bill of Sale to the Company but we are not representing in any way that it is indicative of the value of the assets.

Our assets, which we purchased from Corinne Fallacaro, were formerly owned by Falcon Entertainment Corp. (“Falcon”). Based upon default of a promissory note originally executed in the amount of $700,000 from Falcon to James and Corinne Fallacaro and assigned solely to Corinne Fallacaro, the assets were acquired pursuant to a Security Agreement. Corinne Fallacaro had previously taken possession of the assets in January 2001. Falcon was a public company and ceased all operations on January 21, 2001, and other than Corinne Fallacaro, Chris Mauritz and Mark Beloyan being officers, directors and principal shareholders of Falcon, there is no other affiliation between Falcon or any related entity and our current officers, directors and principal shareholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of December 31, 2004, with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company and each director, each executive officer and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

PRINCIPAL SHAREHOLDERS

The following tables disclose information concerning ownership of common stock by officers, directors and holders of 5% or more of our common stock. Our shares of common stock which have been authorized for issuance, for purposes of these calculations, are calculated based on information available as of December 31, 2004 and include both securities authorized to be issued and securities which a named person has a right to acquire.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Corinne Fallacaro 20 Old Stagecoach Road, Redding, CT	17,000,000	(1)	79.2%
Christopher Mauritz 20 Old Stagecoach Road, Redding, CT	2,250,000		10.5%
All officers and directors as a group (2 persons)	19,250,000		89.7%

(1)	Corinne Fallacaro owns 79.2% of our issued and outstanding common stock and has the effective power to elect all members of the board of directors and to control the vote of substantially all of the matters relating to the Company.

SELLING SHAREHOLDERS

On October 31, 2004, we completed a private placement to 46 investors in which we have authorized the issuance of an aggregate of 1,107,000 shares of our common stock. Prior to the private placement, we had authorized and issued a total of 20,350,000 shares of common stock to be issued as founders shares. There are no material relationships between any of the principal selling shareholders and any entity from which the assets were purchased by Corinne Fallacaro. None of the principals has had any relationship or held any position with any such entity during the last three years.

We agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock as soon as possible after the closing date of the private placement.

The following table sets forth the name of each selling security holder, the number of shares owned, and the number of shares being registered for resale by each selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Except as described below there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. No estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby.

Name of Selling Shareholder	Number of Shares Owned	% Owned	Shares Offered	% Owned After Offering
Corinne Fallacaro ***	17,000,000	79.2%	17,000,000	0%
Christopher Mauritz ***	2,250,000	10.5%	2,250,000	0%
Mark Beloyan **	1,000,000	4.6%	1,000,000	0%
Richard Deleece	10,000	*	10,000	0%
Michael Lipshutz	10,000	*	10,000	0%
Robert F. Orr	20,000	*	20,000	0%
Terry Macioge	20,000	*	20,000	0%
Robert Brasington	20,000	*	20,000	0%
Nick Pappas	10,000	*	10,000	0%
Roy D. Mattman	200,000	*	200,000	0%
Christine E. Harrison	10,000	*	10,000	0%
Stephen A. Beloyan	40,000	*	40,000	0%
Lionel H. Beloyan	160,000	*	160,000	0%
George Brous	20,000	*	20,000	0%
Jeffrey Renner	20,000	*	20,000	0%
Anthony D. Cecere	100,000	*	100,000	0%
Noah Cohen	15,000	*	15,000	0%
Steve Newton	10,000	*	10,000	0%
Bernard Shulman	10,000	*	10,000	0%
Robert J. Peters	4,000	*	4,000	0%
Joseph R. Theismann	20,000	*	20,000	0%
Nan Yan	4,000	*	4,000	0%
Allstar Telecommunications, Inc.	4,000	*	4,000	0%
Thomas T. Pacchioli	20,000	*	20,000	0%
William Harry Shapiro	10,000	*	10,000	0%
Mel Spindler	10,000	*	10,000	0%
Richard J. Lemonda	10,000	*	10,000	0%
The 661 North Broadway L.P.	10,000	*	10,000	0%
Arle Pierro	10,000	*	10,000	0%
Joseph Kemprowski	10,000	*	10,000	0%
London Venture Capital Corp.	10,000	*	10,000	0%
Lorraine Lipschutz	10,000	*	10,000	0%
Real Asset Management, LLC	20,000	*	20,000	0%
Ira Housman	10,000	*	10,000	0%
John G. Steciw	10,000	*	10,000	0%
Darren Muller	20,000	*	20,000	0%

Name of Selling Shareholder	Number of Shares Owned	% Owned	Shares Offered	% Owned After Offering
Daniel J. Schmalz	20,000	*	20,000	0%
Ronald L. Kikendall	30,000	*	30,000	0%
William Kikendall	20,000	*	20,000	0%
Richard P. Greene **	80,000	*	30,000	*
Mark C. Perry **	20,000	*	20,000	0%
Edward Benevides	10,000	*	10,000	0%
Norman Jacobs	20,000	*	20,000	0%
Marilyn Lipschutz	10,000	*	10,000	0%
Richard German	20,000	*	20,000	0%
Daniel Bellet	20,000	*	20,000	0%
Alicia Beloyan a/c/f Kaleigh E. Beloyan UTMA/FL	10,000	*	10,000	0%
Alicia Beloyan a/c/f Kimberleigh Beloyan UTMA/FL	10,000	*	10,000	0%
Alicia Beloyan a/c/f Karissa G. Beloyan UTMA/FL	10,000	*	10,000	0%
Michael D. Ware	40,000	*	40,000	0%
Michael and Regina Fazio	20,000	*	20,000	0%

*	Less than 1%

**	Founders shares

***	Founders shares which are considered “control restricted” shares which must be sold under volume limitation requirements of Rule 144 of the Securities Act of 1933, as amended.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

DESCRIPTION OF SECURITIES

Our articles of incorporation, as amended, authorize us to issue 40,000,000 shares of common stock, $0.0001 par value per share. As of this date, 21,457,000 shares of common stock were authorized and issued to a total of 51 shareholders.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of the liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock authorized for issuance are fully paid and non-assessable, and the shares of common stock offered hereby will also be fully paid and non-assessable.

Shares Eligible for Future Sale

All of the shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with us.

Of the 21,457,000 shares of common stock authorized for issuance as of the date of this prospectus, approximately 19,250,000 are held by our affiliates and will be restricted securities as that term is defined in Rule 144. These shares may only be sold in compliance with the volume limitations as set forth in Rule 144.

Rule 144

In general, under Securities Act Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a shareholder who is not currently and who has not been for at least three months before the sale an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

Dividend Policy

For accounting purposes, the Company has recognized a dividend in connection with the difference between the fair value of the assets that were purchased from a Company officer/director and the amount of the related note payable for such purchase. However, we currently intend to retain any future earnings to finance the growth and development of our business and therefore do not intend to pay shareholder dividends. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant. Our right to declare a dividend is not limited by any restrictive covenant, contract or agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Penny Stock Rules

The SEC has adopted a rule that defines a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience and objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Limitation of Liability and Indemnification of Officers and Directors

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our bylaws, however, provide, that the directors will have no liability to the shareholders for from any transaction in their respective managerial capacities so long as they act in good faith in a manner he or she reasonably believes to be in the best interest of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances unless they violated this duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, a shareholder may have more limited right to action than he would have had if such provision were not present. The bylaws also provide for us to indemnify the officers, directors, employees and agents against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

Where You Can Find Additional Information

The Company is not required to deliver an annual report to security holders, however, is required to file reports required under the Exchange Act of 1934, as amended, which include year end audited financial statements which can be reviewed by all security holders by accessing the SEC website set forth below. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling shareholders including in one or more transactions that may take place on the over-the-counter market from time to time. Although there is no fixed price for the shares, we believe the shares will initially trade in the range of $.25 per share as set forth on the cover page of the Registration Statement. Assuming a market develops, the shares will trade at the established market price. These include ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of securities.

The selling shareholders may sell the securities in one or more of the following methods:

•	on the OTC Bulletin Board in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

•	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

•	through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Ms. Fallacaro and Mr. Mauritz are deemed to be underwriters based upon the amount of shares being registered and their positions as officers and directors. Although all their shares are being registered, the shares are still considered to be control restricted securities and may only be sold in accordance with the provision of Rule 144 of the Securities Act of 1933, as amended. Underwriter liability may be incurred for failure to determine if the disclosure contained in the prospectus reflects the true economic realities with respect to the business of the Company. An underwriter may avoid liability for any untrue statement or omission if he or she can prove that, after reasonable investigation, he or she had reasonable grounds to believe, at the time the registration became effective, that the statement therein were true and there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. In determining what constitutes reasonable grounds for belief, the standard shall be that required of a prudent man in the management of his own property.

At the time a particular offer of the securities is made by or on behalf of a selling shareholder, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

The selling shareholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. If required, we will supplement the prospectus to indicate the new selling shareholder.

The selling shareholders must comply with the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

Disclosure of Commission Position On Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LITIGATION

As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

LEGAL MATTERS - OPINION OF COUNSEL

The validity of the shares of common stock offered through this prospectus will be passed on by Mark C. Perry, P.A. A copy of their legal opinion is included as an exhibit to the Registration Statement.

EXPERTS

The financial statements as of October 31, 2004 (Restated) and for the period from July 1, 2004 (Inception) through October 31, 2004 (Restated) included in this prospectus have been audited by Carlin, Charron & Rosen, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS AS OF

OCTOBER 31, 2004 (RESTATED) (AUDITED)

AND DECEMBER 31, 2004 (UNAUDITED)

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F1

FINANCIAL STATEMENTS

Balance Sheets, October 31, 2004 (Restated) (Audited) and December 31, 2004 (Unaudited)	F2

Statements of Operations, for the periods from July 1, 2004 (inception) through October 31, 2004 (Restated) (Audited), November 1, 2004 through December 31, 2004 (Unaudited) and July 1, 2004 (inception) through December 31, 2004 (Unaudited)

F3

Statements of Changes in Stockholders’ Deficiency, for the periods from July 1, 2004 (inception) through October 31, 2004 (Restated) (Audited) and November 1, 2004 through December 31, 2004 (Unaudited)

F4

Statements of Cash Flows, for the periods from July 1, 2004 (inception) through October 31, 2004 (Restated) (Audited), November 1, 2004 through December 31, 2004 (Unaudited) and July 1, 2004 (inception) through December 31, 2004 (Unaudited)

F5

Notes to Financial Statements, October 31, 2004 (Restated) (Audited) and December 31, 2004 (Unaudited)	F6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

    Global Music International, Inc.

We have audited the accompanying balance sheet of Global Music International, Inc. (A Development Stage Company) (the “Company”) as of October 31, 2004, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from July 1, 2004 (inception) through October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Music International, Inc. (A Development Stage Company) as of October 31, 2004, and the results of its operations and its cash flows for the period from July 1, 2004 (inception) through October 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements as of October 31, 2004, the Company has a working capital deficiency of $1,303,201, has not earned any revenues, and has incurred a net loss since its inception totaling $38,104. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the financial statements, the Company restated its financial statements to properly account for the purchase of certain assets from a Company officer/director.

Glastonbury, Connecticut

November 16, 2004, except for the third paragraph

        of Note 1, as to which the date is March 3, 2005

- F1 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

OCTOBER 31, 2004 (RESTATED) (AUDITED)

AND DECEMBER 31, 2004 (UNAUDITED)

	October 31, 2004 (Restated) (Audited)	December 31, 2004 (Unaudited)
ASSETS
Cash	$265,762	$227,785
Prepaid expense	—	237

Total current assets	265,762	228,022

Property and equipment	114,500	114,500
Less: accumulated depreciation	(12,722)	(19,083)

	101,778	95,417

Total assets	$367,540	$323,439

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

LIABILITIES
Accounts payable	$28,963	$12,500
Accrued interest	22,500	37,500
Advances from officer/director	17,500	8,012
Note payable to officer/director	1,500,000	1,500,000

Total current liabilities	1,568,963	1,558,012

STOCKHOLDERS’ DEFICIENCY
Common stock to be issued, net	232,181	—
Subscription receivable, common stock to be issued	(10,000)	—
Common stock, $.0001 par value, authorized 40,000,000 shares	—	2,146
Additional paid-in capital	—	230,035
Deficit accumulated during the development stage	(1,423,604)	(1,466,754)

Total stockholders’ deficiency	(1,201,423)	(1,234,573)

	$367,540	$323,439

The accompanying notes are an integral part of these financial statements.

- F2 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

FOR THE PERIODS FROM JULY 1, 2004 (INCEPTION)

THROUGH OCTOBER 31, 2004 (RESTATED) (AUDITED),

NOVEMBER 1, 2004 THROUGH DECEMBER 31, 2004 (UNAUDITED)

AND JULY 1, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004

(UNAUDITED)

	July 1, 2004 through October 31, 2004 (Restated) (Audited)	November 1, 2004 through December 31, 2004 (Unaudited)	July 1, 2004 (Inception) through December 31, 2004 (Unaudited)
REVENUES	$—	$—	$—

EXPENSES
Interest expense	22,500	15,000	37,500
Depreciation expense	12,722	6,361	19,083
General and administrative expenses	2,882	21,789	24,671

	38,104	43,150	81,254

Loss before provision for income taxes	(38,104)	(43,150)	(81,254)

PROVISION FOR INCOME TAXES	—	—	—

Net loss	$(38,104)	$(43,150)	$(81,254)

The accompanying notes are an integral part of these financial statements.

- F3 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

FOR THE PERIODS FROM JULY 1, 2004 (INCEPTION) THROUGH OCTOBER 31, 2004 (RESTATED) (AUDITED)

AND NOVEMBER 1, 2004 THROUGH DECEMBER 31, 2004 (UNAUDITED)

	Common Stock To Be Issued, Net		Subscription Receivable, Common Stock To Be Issued	Common Stock Issued		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficiency
	Shares	Value		Shares	Value
Common stock to be issued in connection with:
Incorporation (July 1, 2004)	20,350,000	$2,035	$—	—	$—	$—	$—	$2,035
Private placement, net of offering costs of $46,604	1,107,000	230,146	(10,000)	—	—	—	—	220,146
Dividend	—	—	—	—	—	—	(1,385,500)	(1,385,500)
Net loss	—	—	—	—	—	—	(38,104)	(38,104)

Balance, October 31, 2004 (Audited)	21,457,000	232,181	(10,000)	—	—	—	(1,423,604)	(1,201,423)
Issuance of common stock	(21,457,000)	(232,181)	—	21,457,000	2,146	230,035	—	—
Receipt of proceeds from subscription receivable	—	—	10,000	—	—	—	—	10,000
Net loss	—	—	—	—	—	—	(43,150)	(43,150)

Balance, December 31, 2004 (Unaudited)	—	$—	$—	21,457,000	$2,146	$230,035	$(1,466,754)	$(1,234,573)

The accompanying notes are an integral part of these financial statements.

- F4 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE PERIODS FROM JULY 1, 2004 (INCEPTION)

THROUGH OCTOBER 31, 2004 (RESTATED) (AUDITED),

NOVEMBER 1, 2004 THROUGH DECEMBER 31, 2004 (UNAUDITED) AND

JULY 1, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 (UNAUDITED)

	July 1, 2004 through October 31, 2004 (Restated) (Audited)	November 1, 2004 through December 31, 2004 (Unaudited)	July 1, 2004 (Inception) through December 31, 2004 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(38,104)	$(43,150)	$(81,254)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	12,722	6,361	19,083
Compensation expense pursuant to common stock to be issued to founders at time of incorporation	2,035	—	2,035
Changes in operating assets and liabilities:
Increase in:
Prepaid expense	—	(237)	(237)
Increase (decrease) in:
Accounts payable	—	(16,463)	(16,463)
Accrued interest	22,500	15,000	37,500

Net cash used in operating activities	(847)	(38,489)	(39,336)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from (payments to) officer/director	17,500	(9,488)	8,012
Proceeds from private placement offering, net	249,109	10,000	259,109

Net cash provided by financing activities	266,609	512	267,121

NET INCREASE (DECREASE) IN CASH	265,762	(37,977)	227,785

CASH, beginning of period	—	265,762	—

CASH, end of period	$265,762	$227,785	$227,785

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities
Note payable recorded in connection with purchase of equipment and recognition of dividend to officer/director	$1,500,000	$—	$1,500,000
Offering costs included in accounts payable	28,963	—	28,963

The accompanying notes are an integral part of these financial statements.

- F5 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2004 (RESTATED) (AUDITED) AND DECEMBER 31, 2004

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Global Music International, Inc. (A Development Stage Company) (the “Company”), doing business as Independent Music Network and IMNTV, operates a diversified entertainment company which is presently webcasting programming consisting of music videos of unsigned artists and bands from around the world.

DEVELOPMENT STAGE COMPANY

The Company was incorporated in the State of Florida on July 1, 2004. Operations from the Company’s inception through December 31, 2004 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities.

RESTATEMENT OF AUDITED FINANCIAL STATEMENTS

The audited financial statements as of October 31, 2004 and for the period from July 1, 2004 (inception) through October 31, 2004 have been restated to eliminate the impairment charge taken by the Company for the assets that were purchased from a Company officer/director since these assets should have been written down to fair value prior to the acquisition date. A value of $114,500 was assigned to the assets. The difference between the fair value of the assets and the amount of the note payable to the officer/director has been recognized as a dividend by the Company. The impact of this restatement is an increase in property and equipment of $101,778 ($114,500 capitalized, net of accumulated depreciation of $12,722) and a corresponding increase in deficit accumulated during the development stage (removal of $1,500,000 impairment charge, reflection of $1,385,500 dividend, and $12,722 of depreciation expense), and reduced operating expenses of $1,487,278 (elimination of $1,500,000 impairment charge and $12,722 of depreciation expense).

BASIS OF PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

The unaudited financial statements as of December 31, 2004 and for the period from November 1, 2004 through December 31, 2004 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) and disclosures necessary to present fairly the balance sheets, statements of operations, changes in stockholders’ deficiency and cash flows in accordance with accounting principles generally accepted in the United States of America.

- F6 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

OCTOBER 31, 2004 (RESTATED) (AUDITED) AND DECEMBER 31, 2004

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers financial instruments with a maturity date of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents at October 31, 2004 (audited) and December 31, 2004 (unaudited).

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred. Expenditures, which substantially increase the useful lives of the related assets, are capitalized.

The Company purchased various assets necessary to webcast it’s programming from the Company’s founder, who is its President/CEO and a director, in exchange for a $1,500,000 promissory note (audited) (see Note 3). Prior to purchase, the assets were assessed for impairment and written down to fair value, which was determined to be $114,500 (audited). The fair value was determined by quoted market prices for similar assets. The difference between the fair value of the assets purchased and the note payable was recorded as a dividend totaling $1,385,500 (audited).

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Differences between the financial statement and tax bases of assets, liabilities, and other transactions did not result in a provision for current or deferred income taxes for the periods from July 1, 2004 (inception) through October 31, 2004 (audited) and November 1, 2004 through December 31, 2004 (unaudited).

- F7 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

OCTOBER 31, 2004 (RESTATED) (AUDITED) AND DECEMBER 31, 2004

(UNAUDITED)

NOTE 2 - FAIR VALUE OF FINANCIAL INSTRUMENTS

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instrument that is exposed to a concentration of credit risk is cash. The Company places its cash with a high credit quality institution. At October 31, 2004 and December 31, 2004, the Company’s cash balance on deposit exceeds federal depository insurance limits by approximately $108,000 (audited) and $127,785 (unaudited), respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which the determination of fair value is practicable. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amount of the Company’s financial instruments approximates their fair value as outlined below:

•	Cash, accounts payable, accrued expenses, advances from officer/director – The carrying amounts approximate their fair value because of the short maturity of those instruments.

•	Note payable to officer/director – The carrying amount approximates its fair value because the interest rate on the debt approximates the Company’s expected current borrowing rate.

The Company’s financial instruments are held for other than trading purposes.

NOTE 3 - RELATED PARTY TRANSACTIONS – OFFICER/DIRECTOR

ADVANCES FROM OFFICER/DIRECTOR

During the period from July 1, 2004 (inception) through December 31, 2004, the President/CEO and director provided short-term working capital advances. Such advances are non-interest bearing and are due on demand. Amounts due to the officer/director at October 31, 2004 and December 31, 2004 for such advances totaled $17,500 (audited) and $8,012 (unaudited), respectively.

NOTE PAYABLE

The note payable to officer/director consisted of amounts due to the Company’s founder, who is also the President/CEO and a director of the Company. The note bears interest at 6%, and is due on demand. Interest expense on the note amounted to $22,500 (audited) and $15,000 (unaudited), for the periods from July 1, 2004 (inception) through October 31, 2004 and November 1, 2004 through December 31, 2004, respectively.

- F8 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

OCTOBER 31, 2004 (RESTATED) (AUDITED) AND DECEMBER 31, 2004

(UNAUDITED)

NOTE 3 - RELATED PARTY TRANSACTIONS – OFFICER/DIRECTOR (Continued)

CONTROL

As of October 31, 2004 (audited) and December 31, 2004 (unaudited), the President/CEO and director has been allocated/issued, in the aggregate, 79.2% of the Company’s common stock and therefore may have the effective power to elect all members of the board of directors and to control the vote on substantially all other matters, without the approval of other stockholders.

NOTE 4 - COMMON STOCK TO BE ISSUED

The Company is authorized to issue 40,000,000 shares of $.0001 par value common stock. Of the authorized shares, 20,350,000 shares have been allocated to the founders of the Company (“founder’s shares”). The Company did not receive any consideration for the founder’s shares and, accordingly, has recognized $2,035 (audited) in compensation expense in connection with the allocation of these shares.

As of October 31, 2004, the Company completed a private placement to 47 investors for the allocation of 1,107,000 shares of common stock at $0.25 per share (“private placement shares”). The Company received gross proceeds of $276,750 (audited) from the offering. Of the total gross proceeds, $10,000 (audited) was received on November 10, 2004 and has been reflected as a subscription receivable as of October 31, 2004 in the accompanying financial statements. The Company incurred offering costs of $46,604 (audited) and has applied such costs against the proceeds from the offering.

The founder’s shares and private placement shares were issued on December 3, 2004 (unaudited) and, therefore, had not been issued as of October 31, 2004 (audited).

NOTE 5 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,303,201 (audited) and $1,329,990 (unaudited), has not earned any revenues, and has incurred a net loss from its inception through October 31, 2004 totaling $38,104 (audited) and from its inception through December 31, 2004 totaling $81,254 (unaudited). These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

- F9 -

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

OCTOBER 31, 2004 (RESTATED) (AUDITED) AND DECEMBER 31, 2004

(UNAUDITED)

NOTE 5 - GOING CONCERN (Continued)

The Company intends to improve the content and quality of its programming, expand the size and number of markets in which the programming content would be available and enter into agreements with wireless telecommunication companies on a subscription basis and, if needed, raise additional capital sufficient to continue operations. To date, the Company has not entered into any agreements with wireless telecommunications companies. The Company believes it has sufficient capital for the next twenty-four months without signing any agreements. However, the note payable to officer/director is due on demand. If the officer were to call the note, the Company would be unable to meet the obligation. No assurance can be given that the Company will enter into agreements with wireless telecommunications companies, maintain its cost structure as presently contemplated, raise additional capital on satisfactory terms, or that the President/CEO and director will not demand repayment of the note. Should any of these events take place, the Company may be forced to seek a merger or cease operations.

- F10 -

Part II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Item 25. Other Expenses of Issuance and Distribution.

ITEM	AMOUNT
SEC registration fee	$630
Legal fees and expenses (1)	$15,000
Accounting fees and expenses	$7,500
Transfer Agent & Registrar fees (2)	$1,500
Miscellaneous (2)	$1,500

Total Estimated Expenses	$26,130

(1)	Does not include an additional $5000 for each amendment filed for this Registration Statement
(2)	Estimated expenses

Item 26. Recent Sales of Unregistered Securities.

During 2004, the Registrant sold the securities listed below without registration under the 1933 Securities Act in reliance on the exemption from registration requirements cited. All transactions were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D or pursuant to Section 4(2) of that Act and all persons were given a private placement memorandum to make an informed investment decision .

On October 31, 2004, the Company concluded a private placement of shares of its common stock sold under the above-referenced exemption. These offers and sales did not involve any public solicitation or advertising and all investors had a pre-existing relationship with Beloyan Investment Securities, Inc., a registered NASD member firm. The Company raised a total of $276,750 through the sale of 1,107,000 shares of its common stock to a total of 46 investors for $.25 per share.

Item 27. Exhibits

The exhibits listed below and designated as filed herewith (rather than incorporated by reference) follow the signature page in sequential order.

Designation of Exhibit as Set Forth in Item 601 of Regulation S-B	Description

3.1	Articles of incorporation (1)
3.2	Bylaws (1)
3.3	Articles of Amendment to Articles of Incorporation (1)

5.1	Opinion of Mark C. Perry, P.A. (3)

10.1	Secured Promissory Note, dated October 3, 2000 (1)
10.2	Security Agreement dated October 3, 2000 by Falcon Entertainment in favor of James Fallacaro and Corinne Fallacaro (1)
10.3	Secured Promissory Note, dated July 29, 2004 (1)
10.4	Security Agreement dated July 28, 2004 by Global Music International In favor of Corinne Fallacaro (1)
10.5	Connecticut Bill of Sale of Personal Property, dated August 2, 2004 (1)
10.6	Real Mobile Agreement between RealNetworks Inc. and Global Music International, dated 2/22/05 (3)
10.7	Artists License Agreement (3)
10.8	Content License Agreement between Midsoft Technology Co., Ltd. and Global Music International, dated 3/22/05

23.1	Consent of Mark C. Perry, P.A. (included in Exhibit 5.1)
23.2	Consent of Carlin, Charron & Rosen, LLP(3)
99.1	Copy of common stock certificate (2)

1.	Incorporated by reference to our Registration Statement on Form SB-2 filed December 1, 2004, file number 333-120908
2.	Incorporated by reference to our Registration Statement on Form SB-2 filed February 1, 2005, file number 333-120908
3.	Incorporated by reference to our Registration Statement on Form SB-2 filed March 24, 2005, file number 333-120908

Item	28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the stated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2.	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Global Music International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Redding, State of Connecticut on April 4, 2005.

Global Music International, Inc.

By:	/s/ Corinne Fallacaro
Corinne Fallacaro, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE
/s/ Corinne Fallacaro Corinne Fallacaro	Chief Executive Officer, Principal Financial and Accounting Officer and Director	April 4, 2005.

/s/ Christopher Mauritz Christopher Mauritz	Chief Technology Officer, Vice President and Secretary	April 4, 2005.

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